Exhibit 99.1

TALOS ENERGY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,299	$32,191
Restricted cash	1,243	1,242
Accounts receivable
Trade, net	69,817	62,871
Joint interest, net	8,137	13,613
Other	8,653	12,486
Assets from price risk management activities	576	1,563
Prepaid assets	20,078	17,931
Inventory	777	840
Other current assets	1,656	2,148

Total current assets	124,236	144,885

Property and equipment:
Proved properties	2,468,426	2,440,811
Unproved properties, not subject to amortization	69,035	72,002
Other property and equipment	10,129	8,857

Total property and equipment	2,547,590	2,521,670
Accumulated depreciation, depletion and amortization	(1,479,930)	(1,430,890)

Total property and equipment, net	1,067,660	1,090,780

Other long-term assets:
Assets from price risk management activities	338	345
Other well equipment	2,576	2,577
Other assets	693	706

	$1,195,503	$1,239,293

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$123,412	$146,170
Accrued liabilities	8,990	14,484
Accrued royalties	28,654	24,208
Current portion of long-term debt	—	24,977
Current portion of asset retirement obligations	36,260	39,741
Liabilities from price risk management activities	78,542	49,957
Accrued interest payable	10,082	8,742
Other current liabilities	14,700	15,188

Total current liabilities	300,640	323,467

Other long-term liabilities:
Long-term debt, net of discount and deferred financing costs	672,958	672,581
Asset retirement obligations	179,496	174,992
Liabilities from price risk management activities	20,748	18,781
Other long-term liabilities	98,788	103,559

Total liabilities	1,272,630	1,293,380

Commitments and contingencies (Note 8)
Members’ deficit	(77,127)	(54,087)

	$1,195,503	$1,239,293

The accompanying notes are an integral part of these condensed consolidated financial statements

TALOS ENERGY LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Oil revenue	$127,693	$83,768
Natural gas revenue	12,723	13,174
NGL revenue	5,434	3,633
Other	—	1,249

Total revenue	145,850	101,824
Operating expenses:
Direct lease operating expense	24,915	27,864
Insurance	2,675	2,721
Production taxes	391	265

Total lease operating expense	27,981	30,850
Workover and maintenance expense	6,905	8,822
Depreciation, depletion and amortization	49,040	39,931
Accretion expense	4,760	5,188
General and administrative expense	8,580	9,746

Total operating expenses	97,266	94,537

Operating income	48,584	7,287
Interest expense	(19,742)	(18,772)
Price risk management activities income (expense)	(51,976)	45,893
Other income	191	54

Net income (loss)	$(22,943)	$34,462

The accompanying notes are an integral part of these condensed consolidated financial statements

TALOS ENERGY LLC

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT

(In thousands)

(Unaudited)

Members’ Deficit
Balance at December 31, 2017	$(54,087)
Equity based compensation	228
Cumulative effect adjustment (Note 1)	(325)
Net loss	(22,943)

Balance at March 31, 2018	$(77,127)

The accompanying notes are an integral part of these condensed consolidated financial statements

TALOS ENERGY LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(22,943)	$34,462
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion expense	53,800	45,119
Amortization of deferred financing costs and original issue discount	377	1,259
Equity based compensation, net of amounts capitalized	103	249
Price risk management activities (income) expense	51,976	(45,893)
Net cash receipts (payments) on settled derivative instruments	(20,429)	4,502
Settlement of asset retirement obligations	(5,323)	(3,545)
Changes in operating assets and liabilities:
Accounts receivable	2,362	10,978
Other current assets	(1,417)	(2,611)
Accounts payable	(16,932)	(1,271)
Other current liabilities	(2,463)	(19,785)
Other non-current assets and liabilities, net	534	163

Net cash provided by operating activities	39,645	23,627

Cash flows from investing activities:
Exploration, development and other capital expenditures	(30,012)	(23,770)
Cash paid for acquisitions, net of cash acquired	—	(1,647)

Net cash used in investing activities	(30,012)	(25,417)

Cash flows from financing activities:
Redemption of 2018 Senior Notes	(24,977)	—
Repayment of Bank Credit Facility	—	(15,000)
Payments of capital lease	(3,547)	(2,856)

Net cash used in financing activities	(28,524)	(17,856)

Net decrease in cash, cash equivalents and restricted cash	(18,891)	(19,646)
Cash, cash equivalents and restricted cash:
Balance, beginning of period	33,433	33,433

Balance, end of period	$14,542	$13,787

Supplemental Non-Cash Transactions:
Capital expenditures included in accounts payable and accrued liabilities	$33,964	$20,668
Supplemental Cash Flow Information:
Interest paid, net of amounts capitalized	$10,435	$24,515

The accompanying notes are an integral part of these condensed consolidated financial statements

TALOS ENERGY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2018

(Unaudited)

Note 1 — Formation and Basis of Presentation

Formation and Nature of Business

Talos Energy LLC (the “Company”) was formed in 2011. Upon formation, Talos Energy Operating Company LLC, Talos Energy Offshore LLC, Talos Energy Operating GP, LLC, Talos Energy Holding LLC, and Talos Production LLC became wholly-owned subsidiaries of the Company. Talos Production Finance Inc. was formed on January 15, 2013 and Talos Energy Phoenix LLC was formed on October 31, 2016 as a wholly-owned subsidiaries of the Company. On February 3, 2012, the Company completed a transaction with funds affiliated with, and controlled by, Apollo Global Management LLC (together with its consolidated subsidiaries, “Apollo”), funds affiliated with, and controlled by, Riverstone Holdings, LLC (together with its affiliates, “Riverstone” and together with Apollo, the “Sponsors”) and members of management pursuant to which the Company received a private equity capital commitment, which may be increased up to $600 million with approval from the Company’s Board of Directors. In connection with the Company’s combination with Stone Energy Corporation, discussed in Note 9 – Subsequent Events, future capital commitments from the Sponsors are no longer available to the Company.

The Company is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Its focus in the Gulf of Mexico is the exploration, acquisition, exploitation and development of deep and shallow water assets near existing infrastructure. The shallow waters off the coast of Mexico provide the Company high impact exploration opportunities in an emerging basin. The Company uses its access to an extensive seismic database and its deep technical expertise to identify, acquire and exploit attractive assets with robust economic profiles. The Company’s management and technical teams have a long history working together and have made significant discoveries in the deep and shallow waters in the Gulf of Mexico and in the shallow waters off the coast of Mexico.

Basis of Presentation and Consolidation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as applied to interim financial statements and include each subsidiary from the date of inception. Because this is an interim periodic report presented using a condensed format, it does not include all of the annual disclosures required by GAAP. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes for the year ended December 31, 2017 presented in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 18, 2018. All intercompany transactions have been eliminated. All adjustments that are of a normal, recurring nature and are necessary to fairly present the financial position, results of operations and cash flows for the interim periods are reflected herein. Certain matters have been reclassified from Other Current Assets to Prepaid Assets for the three months ended March 31, 2018 and the comparable prior year period. The results for any interim period are not necessarily indicative of the expected results for the entire year. The Company has evaluated subsequent events through May 18, 2018, the date the condensed consolidated financial statements were issued.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the reported amounts of proved oil and natural gas reserves. Actual results could differ from those estimates.

During September 2015, the Company expanded its acreage position to include two shallow water exploration blocks off the coast of Mexico and drilled its first well in those blocks in July 2017. The business activities in Mexico, which are currently deemed immaterial, have been combined with the United States and reported as one segment. See additional information in Note 3 – Property, Plant and Equipment.

Recently Adopted Accounting Standards

Impact of the Adoption of ASC 606 – Revenue from Contracts with Customers

On January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers using the modified retrospective approach. ASC 606 supersedes the revenue recognition requirements in Topic 615, Revenue Recognition, and industry-specific guidance in Subtopic 932-605, Extractive Activities – Oil and Gas – Revenue Recognition. The new standard includes a five-step revenue recognition model to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for these goods and services.

The Company records revenues from the sale of oil, natural gas and NGLs based on quantities of production sold to purchasers under short-term contracts (less than 12 months) at market prices when delivery to the customer has occurred, title has transferred, prices are fixed and determinable and collection is reasonably assured. This occurs when production has been delivered to a pipeline or when a barge lifting has occurred.

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less or contracts for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation.

Gas Imbalances. Under previous accounting guidance, the Company used the entitlement method to account for sales and production. Under the entitlement method, revenue was recorded based on the Company’s entitled share of production with any difference recorded as an imbalance on the condensed consolidated balance sheet. Upon the adoption of ASC 606, revenues are recorded based on the actual sales volumes sold to purchasers. An imbalance receivable or payable is recorded only to the extent the imbalance is in excess of its share of remaining proved developed reserves in an underlying property. The change in accounting method from the entitlements method to the sales method resulted in an immaterial cumulative-effect adjustment to members’ deficit on the date of adoption.

Production Handling Fees. Under previous accounting guidance, the Company presented certain reimbursements for costs from certain third parties as other revenue on the condensed consolidated statement of operations. Upon the adoption of ASC 606, the reimbursements are presented as a reduction of direct lease operating expense on the condensed consolidated statement of operations. The impact of the reclassification for the three months ended March 31, 2018 was immaterial.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Boards (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU supersedes the lease requirements in Topic 840, Leases, and requires that a lessee recognize a right-of-use asset and lease liability for leases that do not meet the definition of a short-term lease. The right-of-use asset and lease liability are to be measured on the balance sheet at the present value of the lease payments. For income statement purposes, ASU 2016-02 retains a dual model requiring leases to be classified as either operating or finance within the Company’s condensed consolidated statements of operations. Lease costs for operating leases are recognized as a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a straight-line basis. For finance leases, interest expense is recognized on the lease liability separately from amortization of the right-to-use asset. ASU 2016-02 does not apply to leases for oil and natural gas properties, but does apply to equipment used to explore and develop oil and natural gas reserves. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this ASU on its condensed consolidated financial statements.

In January 2018, the FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842. This ASU provides an optional practical expedient to not evaluate land easements under ASU 2016-02, Leases (Topic 842) that exist or expired before the Company’s adoption of Topic 842 and that were not previously accounted for as leases under Topic 840. The ASU also clarifies that a new or modified land easement should be assessed prospectively under Topic 842 to determine whether or not it contains a lease. This ASU has the same effective date as ASU 2016-02, Leases (Topic 842). The Company is currently evaluating the impact of the adoption of this ASU on its condensed consolidated financial statements.

Note 2 — Acquisitions

Combination with Stone Energy Corporation

Subsequent event. On May 10, 2018, the Company consummated the transactions contemplated by (i) the Transaction Agreement, dated as of November 21, 2017 and (ii) the Exchange Agreement, dated as of November 21, 2017, pursuant to which, among other things, the Company and Stone Energy Corporation became wholly owned subsidiaries of Sailfish Energy Holdings Corporation (the “Stone Combination”). Substantially concurrent with the consummation of the Stone Combination, the name of Sailfish Energy Holdings Corporation was changed to “Talos Energy Inc.” For additional details on the Stone Combination, please see Note 9 – Subsequent Events.

Note 3 — Property, Plant and Equipment

Proved Properties. The Company’s interests in oil and natural gas properties are located primarily in the United States Gulf of Mexico deep and shallow waters. The Company follows the full cost method of accounting for its oil and natural gas exploration and development activities.

Pursuant to SEC Regulation S-X, Rule 4-10, under the full cost method of accounting, the Company’s capitalized oil and natural gas costs are limited to a ceiling based on the present value of future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or estimated fair value of unproved oil and natural gas properties not being amortized. The Company performs this ceiling test calculation each quarter utilizing SEC pricing. At March 31, 2018, the Company’s ceiling test computation of its United States (“U.S.”) oil and natural gas properties was based on SEC pricing of $54.62 per Bbl of oil, $3.21 per Mcf of natural gas and $26.21 per Bbl of NGLs. During the three months ended March 31, 2018 and 2017, the Company’s ceiling test computation did not result in a write-down of its U.S. oil and natural gas properties.

Unproved Properties. Unproved capitalized costs of oil and natural gas properties excluded from amortization relate to unevaluated properties associated with acquisitions, leases awarded in the Gulf of Mexico federal lease sales, certain geological and geophysical costs, costs associated with certain exploratory wells in progress and capitalized interest. Unproved properties also include costs associated with two blocks awarded on September 4, 2015 to the Company, together with the Company’s working interest partners, located in the shallow waters off the coast of Mexico’s Veracruz and Tabasco states, by the National Hydrocarbons Commission (“CNH”).

In March 2018, the Company was the apparent high bidder on two blocks in connection with the Gulf of Mexico Federal Lease Sale 250 held by the Bureau of Ocean Energy Management (“BOEM”). The two high bids are in BOEM’s Phase II evaluation process, and if they are accepted, the new leases will be awarded to the Company during the second quarter of 2018. In March 2017, the Company was the apparent high bidder on six blocks in connection with the Gulf of Mexico Federal Lease Sale 247 held by the BOEM. The six blocks were awarded to the Company during the second quarter of 2017.

Capitalized Interest. Interest expense in the Company’s financial statements is reflected net of capitalized interest. The Company capitalizes interest on the costs associated with drilling and completing wells until production begins. The interest rate used is the weighted average interest rate of the Company’s outstanding borrowings. The Company did not incur any capitalized interest for the three months ended March 31, 2018 and 2017.

Capitalized Overhead. General and administrative expense in the Company’s financial statements is reflected net of capitalized overhead. The Company capitalizes overhead costs that are directly related to exploration, acquisition and development activities. Capitalized overhead for the three months ended March 31, 2018 and 2017 was $3.0 million and $3.4 million, respectively.

Asset Retirement Obligations. The Company has obligations associated with the retirement of its oil and natural gas wells and related infrastructure. The Company has obligations to plug wells when production on those wells is exhausted, when it no longer plans to use them or when the Company abandons them. The Company accrues a liability with respect to these obligations based on its estimate of the timing and amount to replace, remove or retire the associated assets.

In estimating the liability associated with its asset retirement obligations, the Company utilizes several assumptions, including a credit-adjusted risk-free interest rate, estimated costs of decommissioning services, estimated timing of when the work will be performed and a projected inflation rate. Changes in estimate in the table below represent changes to the expected amount and timing of payments to settle the Company’s asset retirement obligations. Typically, these changes result from obtaining new information about the timing of the Company’s obligations to plug and abandon oil and natural gas wells and related infrastructure and the costs to do so. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense in the condensed consolidated statements of operations. If the Company incurs an amount different from the amount accrued for decommissioning obligations, the Company recognizes the difference as an adjustment to proved properties.

The discounted asset retirement obligations included in the condensed consolidated balance sheets in current and non-current liabilities and the changes in that liability during the three months ended March 31, 2018 were as follows (in thousands):

Three Months Ended March 31, 2018
Asset retirement obligations at January 1	$214,733
Obligations settled	(5,323)
Accretion expense	4,760
Obligations incurred	63
Changes in estimate	1,523

Asset retirement obligations at March 31	$215,756
Less: Current portion at March 31	36,260

Non-current portion at March 31	$179,496

Note 4 — Financial Instruments

The following table presents the carrying amounts and estimated fair values of financial instruments (in thousands):

	March 31, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
11.00% Bridge Loans – due April 2022(1)	$169,947	$172,023	$169,838	$172,023
9.75% Senior Notes – due July 2022(1)	$100,739	$102,000	$100,681	$102,000
9.75% Senior Notes – due February 2018	$—	$—	$24,977	$24,977
Bank Credit Facility(1)	$402,272	$403,000	$402,062	$403,000
Oil and Natural Gas Derivatives	$(98,376)	$(98,376)	$(66,830)	$(66,830)

(1)	The carrying amounts are net of discount and deferred financing costs.

As of March 31, 2018 and December 31, 2017, the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate their fair values because of the short-term nature of these instruments.

Bridge Loans, 2022 Senior Notes and 2018 Senior Notes. The $172.0 million aggregate principal amount of 11% senior secured second-priority bridge loans due April 3, 2022 (“Bridge Loans”) and $102.0 million aggregate principal amount of 9.75% senior notes due July 5, 2022 (“2022 Senior Notes”) are reported on the condensed consolidated balance sheets as of March 31, 2018 and December 31, 2017 at their carrying value net of discount and deferred financing costs. The $25.0 million aggregate principal amount of 9.75% senior notes due February 15, 2018 (“2018 Senior Notes”) were reported on the consolidated balance sheet as of December 31, 2017 at its carrying value net of discount and deferred financing costs (see Note 5 – Debt). On February 15, 2018, the Company redeemed the 2018 Senior Notes at par. On May 10, 2018, in connection with the Stone Combination, the holders of the Bridge Loans exchanged such Bridge Loans for New Second Lien Notes (as defined below) and the holders of the 2022 Senior Notes contributed such 2022 Senior Notes in exchange for shares of Talos Energy Inc. common stock. The fair values of the Company’s Bridge Loans and its 2022 Senior Notes are estimated at face value as a result of the Bridge Loan exchange and the 2022 Senior Note contribution referred to above. For additional details see Note 9 – Subsequent Events. These values represent Level 2 fair value measurements.

Bank Credit Facility. The Company’s senior reserve-based revolving credit facility (the “Bank Credit Facility”) is reported on the condensed consolidated balance sheet at its carrying value net of deferred financing costs (see Note 5 – Debt). The fair value of the Bank Credit Facility is estimated based on the outstanding borrowings under the Company’s Bank Credit Facility since it is secured by the Company’s reserves and the interest rates are variable and reflective of market rates. On May 10, 2018, in connection with the Stone Combination, the Bank Credit Facility was repaid and terminated, and Talos Energy Inc. established a new bank credit facility. The Bank Credit Facility was repaid with borrowings from the newly established bank credit facility and cash acquired in the Stone Combination. For additional information, see Note 9 – Subsequent Events.

Oil and natural gas derivatives. The Company attempts to mitigate a portion of its commodity price risk and stabilize cash flows associated with sales of oil and natural gas production through the use of oil and natural gas swaps. Swaps are contracts where the Company either receives or pays depending on whether the oil or natural gas floating market price is above or below the contracted fixed price. The Company has elected not to designate any of its derivative contracts for hedge accounting. Accordingly, commodity derivatives are recorded on the condensed consolidated balance sheet at fair value with settlements of such contracts and changes in the unrealized fair value recorded as price risk management activities income (expense) in the condensed consolidated statements of operations in each period.

The following table presents the impact that derivatives not qualifying as hedging instruments had on the Company’s condensed consolidated statements of operations (in thousands):

	Three Months Ended March 31,
	2018	2017
Price risk management activities income (expense)(1)	$(51,976)	$45,893

(1)	The Company paid $20.4 million and received $4.5 million in net cash settlements for the three months ended March 31, 2018 and 2017, respectively.

The following table reflects the contracted volumes and weighted average prices the Company will receive under its derivative contracts as of March 31, 2018:

Production Period	Instrument Type	Average Daily Volumes	Weighted Average Swap Price
Crude Oil – WTI:		(Bbls)	(per Bbl)
April 2018 – December 2018	Swap	24,763	$53.79
January 2019 – December 2019	Swap	16,874	$53.35
Natural Gas – Henry Hub NYMEX:		(MMBtu)	(per MMBtu)
April 2018 – December 2018	Swap	22,581	$3.02
January 2019 – December 2019	Swap	10,146	$2.99

Subsequent event. The following table reflects the contracted volumes and weighted average prices the Company will receive under its derivative contracts entered into subsequent to March 31, 2018, which are not reflected in the table above:

Production Period	Instrument Type	Average Daily Volumes	Weighted Average Swap Price
Crude Oil – WTI:		(Bbls)	(per Bbl)
July 2018 – December 2019	Swap	2,256	$61.25
July 2019 – December 2019	Swap	1,500	$60.00

The following tables provide additional information related to financial instruments measured at fair value on a recurring basis (in thousands):

	March 31, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Oil and natural gas swaps	$—	$914	$—	$914
Liabilities:
Oil and natural gas swaps	—	(99,290)	—	(99,290)

Total net liability	$—	$(98,376)	$—	$(98,376)

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Oil and natural gas swaps	$—	$1,908	$—	$1,908
Liabilities:
Oil and natural gas swaps	—	(68,738)	—	(68,738)

Total net liability	$—	$(66,830)	$—	$(66,830)

Financial Statement Presentation. Derivatives are classified as either current or non-current assets or liabilities based on their anticipated settlement dates. Although the Company has master netting arrangements with its counterparties, the Company presents its derivative financial instruments on a gross basis in its condensed consolidated balance sheets. On derivative contracts recorded as assets in the table below, the Company is exposed to the risk the counterparties may not perform. The following table presents the fair value of derivative financial instruments at March 31, 2018 and December 31, 2017 (in thousands):

	March 31, 2018	December 31, 2017
Assets from price risk management activities – current:
Oil and natural gas derivatives	$576	$1,563
Assets from price risk management activities – non-current:
Oil and natural gas derivatives	$338	$345
Liabilities from price risk management activities – current:
Oil and natural gas derivatives	$78,542	$49,957
Liabilities from price risk management activities – non-current:
Oil and natural gas derivatives	$20,748	$18,781

Credit Risk. The Company is subject to the risk of loss on its financial instruments as a result of non-performance by counterparties pursuant to the terms of their contractual obligations. The Company entered into International Swaps and Derivative Association agreements with counterparties to mitigate this risk. The Company also maintain credit policies with regard to its counterparties to minimize overall credit risk. These policies require (i) the evaluation of potential counterparties’ financial condition to determine their credit worthiness; (ii) the regular monitoring of counterparties’ credit exposures; (iii) the use of contract language that affords the Company netting or set off opportunities to mitigate exposure risk; and (iv) potentially requiring counterparties to post cash collateral, parent guarantees or letters of credit to minimize credit risk. The Company’s assets and liabilities from commodity price risk management activities at March 31, 2018 represent derivative instruments from eight counterparties; all of which are registered swap dealers that have an “investment grade” (minimum Standard & Poor’s rating of BBB- or better) credit rating, and seven of which are parties under the Company’s Bank Credit Facility. The Company enters into derivatives directly with these third parties and, subject to the terms of the Company’s Bank Credit Facility, is not required to post collateral or other securities for credit risk in relation to the derivative activities.

Note 5 — Debt

A summary of the detail comprising the Company’s debt and the related book values for the respective periods presented is as follows (in thousands):

Description	March 31, 2018	December 31, 2017
11.00% Bridge Loans – due April 2022
Principal	$172,023	$172,023
Deferred financing costs, net of amortization	(2,076)	(2,185)
9.75% Senior Notes – due July 2022
Principal	102,000	102,000
Deferred financing costs, net of amortization	(1,261)	(1,319)
9.75% Senior Notes – due February 2018
Principal	—	24,977
Bank Credit Facility – due February 2019	403,000	403,000
Deferred financing costs, net of amortization	(728)	(938)

Total debt	$672,958	$697,558
Less: current portion of long-term debt	—	(24,977)

Long-term debt, net of discount and deferred financing costs	$672,958	$672,581

Bridge Loans. The Bridge Loans were issued under a second lien bridge loan agreement (the “Credit Agreement”), dated April 3, 2017, by and among the Company, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent. Of the $172.0 million issued, the Company’s Sponsors hold $39.8 million. The Bridge Loans mature on April 3, 2022. The obligations under the Credit Agreement are second-priority secured obligations behind the Bank Credit Facility. The obligations are secured by substantially all of the Company’s assets. The Company pays interest on amounts outstanding under the Credit Agreement at 11.0% per annum, semiannually on April 15 and October 15. The Company may redeem the Bridge Loans, in whole or in part, on or after April 3, 2018 at the redemption prices set forth in the Credit Agreement.

The Credit Agreement contains covenants that limit the Company’s ability (and their restricted subsidiaries’ ability) to, among other things: (i) incur additional indebtedness or issue certain preferred shares; (ii) pay dividends and make certain other restricted payments; (iii) create restrictions on the payment of dividends or other distributions to the Company from its restricted subsidiaries; (iv) create liens on certain assets to secure debt; (v) make certain investments; (vi) engage in transactions with affiliates; (vii) engage in sales of assets and subsidiary stock; and (viii) transfer all or substantially all of its assets or enter into merger or consolidation transactions. The Credit Agreement does not contain a financial maintenance covenant. The Credit Agreement also provides for certain customary events of default, which, if any of such defaults occurs, would permit or require the principal, premium (if any), interest or other monetary obligations on all of the then outstanding Bridge Loans to become due and payable. The Bridge Loans contain customary quarterly and annual reporting, financial and administrative covenants. The Company was in compliance with all debt covenants at March 31, 2018.

2022 Senior Notes. The 2022 Senior Notes were issued pursuant to an indenture (the “Indenture”), dated April 3, 2017, between the Company, as issuer, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee. The 2022 Senior Notes mature on July 5, 2022. The Company pays interest on the 2022 Senior Notes at 9.75% per annum, semiannually on February 15 and August 15. The Company may redeem the 2022 Senior Notes, in whole or in part, on or after April 3, 2018 at the redemption prices set forth in the Indenture.

The Indenture governing the 2022 Senior Notes applies certain limitations on the Company’s ability and the ability of its subsidiaries to, among other things, (i) incur or guarantee additional indebtedness; (ii) pay dividends or distributions on, or redeem or repurchase capital stock and make other restricted payments; (iii) make investments; (iv) consummate certain asset sales; (v) engage in transactions with affiliates; (vi) grant or assume liens; and (vii) consolidate, merge or transfer all or substantially all of the Company’s assets. The 2022 Senior Notes contain customary quarterly and annual reporting, financial and administrative covenants. The Company was in compliance with all debt covenants at March 31, 2018.

2018 Senior Notes. The 2018 Senior Notes were issued pursuant to an indenture dated February 6, 2013 among the Company and one of its wholly-owned subsidiaries, as issuers, the subsidiary guarantors party thereto and the trustee. On February 15, 2018, the Company redeemed the remaining $25.0 million aggregate principal amount of the 2018 Senior Notes at par.

Bank Credit Facility. The Company maintains a Bank Credit Facility with a syndicate of financial institutions, which has been amended periodically. The Bank Credit Facility provides a revolving credit facility with a borrowing capacity up to the lesser of (i) the borrowing base (as defined in the Bank Credit Facility) and (ii) aggregate lender commitments. The Bank Credit Facility matures on February 6, 2019.

The Bank Credit Facility bears interest based on the borrowing base usage, at the applicable London InterBank Offered Rate, plus applicable margins ranging from 1.75% to 2.75% or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.75% to 1.75%. In addition, the Company is obligated to pay a commitment fee rate based on the borrowing base usage of 0.375% to 0.50%. The Bank Credit Facility has certain debt covenants, the most restrictive of which is that the Company must maintain a total debt to EBITDAX (as defined in the Bank Credit Facility) ration of no greater than 3.75 to 1.0 each quarter from September 31, 2017 to March 31, 2018 and 3.50 to 1.0 each quarter thereafter. The Bank Credit Facility is secured by substantially all of the oil and natural gas assets of the Company. The Bank Credit Facility is fully and unconditionally guaranteed by certain of the Company’s wholly-owned subsidiaries.

The Bank Credit Facility provides for determination of the borrowing base based on the Company’s proved producing reserves and a portion of its proved undeveloped reserves. The borrowing base is redetermined by the lenders at least semi-annually in the spring and fall, with the last redetermination on May 16, 2017.

In conjunction with the reaffirmation of the borrowing base in May 2017 at $475.0 million, the Company executed the Eighth Amendment to the Bank Credit Facility effective May 16, 2017 which included (i) the increase to the consolidated total debt to EBITDAX ratio covenant, as defined in the Bank Credit Facility, from 3.50 to 1.0 to 3.75 to 1.0 each quarter from September 30, 2017 to March 31, 2018 and (ii) a requirement to execute control agreements for all deposit accounts, securities accounts and commodities accounts in the name of the borrowers and guarantors.

On January 24, 2018, the Company executed the Tenth Amendment to the Bank Credit Facility deferring the next borrowing base redetermination to May 31, 2018 in response to the Stone Combination.

As of March 31, 2018, the Company’s borrowing base was set at $475.0 million, of which no more than $200 million can be used as letters of credit. The amount the Company is able to borrow with respect to the borrowing base is subject to compliance with the financial covenants and other provisions of the Bank Credit Facility. The Company was in compliance with all debt covenants at March 31, 2018. As of March 31, 2018, the Bank Credit Facility had approximately $67.1 million of undrawn commitments (taking into account $4.9 million letters of credit and $403.0 million drawn from the Bank Credit Facility).

Subsequent event. In connection with the Stone Combination, the holders of the Bridge Loans exchanged such Bridge Loans for New Second Lien Notes (as defined below) and the holders of the 2022 Senior Notes contributed such 2022 Senior Notes in exchange for shares of Talos Energy Inc. common stock. In addition, a new bank credit facility with a $600.0 million borrowing base was established by Talos Energy Inc. The Bank Credit Facility was repaid with borrowings from the newly established bank credit facility and cash acquired in the Stone Combination; therefore, the Bank Credit Facility was presented as long term debt on the condensed consolidated balance sheet. For additional information, see Note 9 – Subsequent Events.

Note 6 — Income Taxes

The Company is a limited liability company and not subject to federal income tax or state income tax (in most states). As such, the Company is not a taxpaying entity for federal income tax purposes and accordingly, does not recognize any expense for such taxes. The federal income tax liability resulting from the Company’s activities is the responsibility of the Company’s Sponsors and other unit holders. The Company is subject to state income taxes in certain jurisdictions and under applicable state laws that are estimated to be immaterial.

The Company operates in the shallow waters off the coast of Mexico under a different legal form. As a result, the Company is subject to foreign tax authorities. Although the Company is subject to foreign income taxes, the Company incurred only foreign expenses in Mexico during the three months ended March 31, 2018 and 2017. Under the foreign tax law and treaties among these governments taxes are estimated to be immaterial.

Note 7 — Related Party Transactions

Contributions and Distributions. During the three months ended March 31, 2018 and 2017, the Company did not receive any cash contributions or make any distributions to its Sponsors.

Transaction Fee Agreement. As part of the agreements with its Sponsors, the Company pays a transaction fee equal to 2% of capital contributions made by each Sponsor. For the three months ended March 31, 2018 and 2017, the Sponsors did not make any capital contributions and thus the Company did not incur or pay transaction fees related to capital contributions.

Service Fee Agreement. The Company entered into service fee agreements with each of its Sponsors for the provision of certain management consulting and advisory services. Under each agreement, the Company pays a fee equal to the higher of (i) a certain percentage of earnings before interest, income taxes, depletion, depreciation and amortization and (ii) a fixed fee payable quarterly, provided, however, such fees shall not exceed in each case $0.5 million, in aggregate, for any calendar year. For the three months ended March 31, 2018 and 2017, the Company incurred approximately $0.1 million and $0.1 million, respectively, for these services. These fees are recognized in general and administrative expense on the condensed consolidated statements of operations.

Subsequent event. In connection with the Stone Combination, the Transaction Fee Agreement and Service Fee Agreement were terminated. For additional information, please see Note 9 – Subsequent Events.

Note 8 — Commitments and Contingencies

Capital Lease

As of March 31, 2018, the balance of the capital lease obligation on the condensed consolidated balance sheet was $103.1 million, of which $12.7 million is included in other current liabilities and $90.4 million is included in other long-term liabilities.

Performance Obligations

As of March 31, 2018, the Company had secured performance bonds primarily related to plugging and abandonment of wells, removal of facilities and to guarantee the completion of the minimum work program related to the Mexico Production Sharing Contracts (“PSCs”) totaling approximately $265.5 million. The Mexico PSCs govern the exploration and extraction to the hydrocarbons in Mexico with the CNH.

Other Commitments

On February 8, 2018, the Company amended a previous agreement to use the Ensco 75, a jackup drilling rig, to execute a portion of its 2018 drilling program. Under the terms of the amended agreement, the Company will pay Ensco a base vessel day work rate based on the number of days contracted for a minimum of 120 days during 2018. The Company’s estimated payments for the remainder of 2018 are approximately $7.8 million.

Subsequent event. In connection with the Stone Combination, Talos Energy Inc. entered into seismic use agreements. For additional information, please see Note 9 – Subsequent Events.

Note 9 — Subsequent Events

Derivative Contracts

For additional information, see Note 4 – Financial Instruments.

Related Party Transactions

For additional information, see Note 7 – Related Party Transactions.

Combination with Stone Energy Corporation

In connection with the Stone Combination, the Company and Stone Energy Corporation became wholly owned subsidiaries of Talos Energy Inc and the following debt and equity exchanges occurred:

Holders of Stone Energy Corporation’s 7.5% Senior Secured Notes due 2022 (the “Stone Notes”) exchanged $218.9 million out of $225.0 million of their Stone Notes for 11% Second-Priority Senior Secured Notes due 2022 of Talos Production LLC and Talos Production Finance, Inc. (the “New Second Lien Notes”). The remaining $6.1 million of Stone Notes that were not exchanged for New Second Lien Notes are still outstanding and were subsumed by Talos Energy Inc. and, accordingly, are still subject to repayment. In consideration of the exchange, holders of the Stone Notes received a work fee in cash of $5.2 million.

Holders of the Bridge Loans exchanged such Bridge Loans for $172.0 million aggregate principal amount of New Second Lien Notes. In consideration of the exchange, the holders of the Bridge Loans received a work fee in cash of $4.1 million.

The revolving bank credit facility of Stone Energy Corporation and the Company’s Bank Credit Facility were repaid and terminated.

Talos Energy Inc. executed a new bank credit facility with an initial borrowing base of $600.0 million with $300.0 million of borrowing capacity on the Closing Date. Funds from the new bank credit facility and cash acquired in the Stone Combination were used to repay the old revolving bank credit facility of Stone Energy Corporation and the Company’s Bank Credit Facility.

Entities related to each of Apollo Management VII, L.P. and Apollo Commodities Management, L.P., with respect to Series I, (collectively, the “Apollo Funds”) and Riverstone Energy Partners V, L.P. (collectively, the “Riverstone Funds”) contributed $102.0 million in aggregate principal amount of the 2022 Senior Notes in exchange for common stock of Talos Energy Inc. In addition to the exchange of the 2022 Senior Notes, Apollo Funds and Riverstone Funds contributed of all of their equity interests in Talos Production LLC (which at that time owned 100% of the equity interests in Talos Energy LLC) to Talos Energy Inc. in exchange for an aggregate of 34.1 million shares of Talos Energy Inc.’s common stock.

Each share of Stone Energy Corporation common stock outstanding immediately prior to the Closing Date converted into the right to receive one share of Talos Energy Inc. common stock. Talos Energy Inc. then issued common stock to the Apollo Funds, the Riverstone Funds and the former Stone Energy Corporation stockholders. On the Closing Date, the former stockholders of Stone Energy Corporation owned approximately 37% and the Apollo Funds and Riverstone Funds owned, collectively, approximately 63% of the outstanding equity interest in Talos Energy Inc.

In addition, Talos Energy Inc. entered into seismic use agreements. Based on the terms of the agreements, Talos Energy Inc. will make payments totaling $41.9 million consisting of $18.7 million, $10.9 million, $9.9 million and $2.4 million for the remainder of 2018, 2019, 2020 and 2021, respectively.